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                                                                       EXHIBIT I

                                                 [LOGO OF LYONDELL APPEARS HERE]
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News
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One Houston Center, 1221 McKinney Ave., P.O. Box 3646, Houston, Texas 77253-3646    (713) 652-7200
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             LYONDELL CLOSES TRANSACTION TO ACQUIRE ARCO CHEMICAL;
                             NAMES EXECUTIVE TEAM

        HOUSTON, Texas, July 29, 1998--Lyondell (NYSE:LYO) today announced that it has completed its acquisition of ARCO Chemical Company. Lyondell acquired approximately 99.3% of ARCO Chemical's common stock in a tender offer that expired on July 22, 1998. Lyondell acquired the remaining outstanding shares in a short-form merger completed on July 28. Pursuant to the merger, each remaining outstanding share of ARCO Chemical common stock not tendered to and purchased by Lyondell in the tender offer will be converted into $57.75 in cash.

        The acquisition of ARCO Chemical gives Lyondell a preeminent global market position in propylene oxide and other intermediate and specialty chemicals, driven by advantaged technology positions. It also provides vertical integration with propylene, ethylene and benzene produced by Equistar Chemicals, LP, of which Lyondell owns 41% and further reduces cyclicality of Lyondell's earnings by broadening the product mix.

        Lyondell's Board of Directors has named new Lyondell officers following the acquisition. Dan F. Smith continues as President and Chief Executive Officer with Jeffrey R. Pendergraft promoted to Executive Vice President and Chief Administrative Officer. Pendergraft was formerly a senior vice president.

        Reporting to Dan Smith, in addition to Pendergraft, are the following operating executives:

        . Edward J. Dineen, Senior Vice President, Urethanes and Performance Chemicals
        . Morris Gelb, Senior Vice President, Manufacturing, Process Development and Engineering
        .  Alan D. Kornfeld, Vice President, Strategic Ventures and Latin
           America
        .  Daniel A. Mariano, Vice President, Supply Chain
        .  Joseph M. Putz, Senior Vice President, Special Assignments
        .  Lyndon E. Stanton, President, Lyondell European Operations
        .  Debra L. Starnes, Senior Vice President, Intermediate Chemicals
        .  Edward V. Zenzola, President, Lyondell Asia Pacific

        Reporting to Pendergraft are the following executives:

        .  Van Billet, Vice President and Controller
        . T. Kevin DeNicola, Vice President, Corporate Development . John A. Hollinshead, Vice President, Human Resources
        .  Allen C. Holmes, Vice President, Corporate Services
        .  Robert J. Millstone, Vice President and General Counsel


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        .  Edward W. Rich, Vice President, Finance and Treasurer
        .  Robert Tolbert, Vice President, Information Services
        . Kerry Galvin, Corporate Secretary and Associate General Counsel will report to Millstone.


        For information, contact:
        Media - Jackie Wilson (713)652-4596
        Investors - Kevin DeNicola (713)652-4590

        LYONDELL PETROCHEMICAL COMPANY, with headquarters in Houston, Texas, is now, through the acquisition of ARCO Chemical Company, the world's largest producer of propylene oxide (PO); the world's number two supplier of polyols and TDI (toluene diisocyanate); a leading producer of propylene glycol; a leading producer of other PO derivatives such as BDO (butanediol) and PGE (propylene glycol ether); and a producer of styrene monomer and MTBE as a co-product of PO production.

        Through its 41% interest in Equistar Chemicals, LP, Lyondell is also the largest producer of ethylene, propylene and polyethylene in North America and a leading producer of high value-added specialty polymers, color concentrates and polymeric powder.

        Through its 58.75% interest in LYONDELL-CITCO Refining Company Ltd., Lyondell is one of the largest and most profitable refiners in the United States, processing very heavy Venezuelan crude oil to produce gasoline, low sulfur diesel and jet fuel.

        Lyondell is the third largest methanol producer in the U.S., through its 75% interest in Lyondell Methanol Company L.P.